Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208791

Prospectus Supplement No. 3 to Reoffer Prospectus

of

EMPIRE RESORTS, INC.

237,500 Shares of Common Stock, par value $0.01 per share

Issuable Pursuant to the 2015 Equity Incentive Plan

This Prospectus Supplement No. 3 dated April 2, 2019 (this “Supplement”), supplements the reoffer prospectus filed as part of the Registration Statement on Form S-8 filed by Empire Resorts, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 30, 2015 (the “Prospectus”), relating to the offer and sale by certain of our executive officers and directors (also called “Selling Stockholders”), who may be deemed “affiliates” of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of our common stock that is held, or may be acquired, upon the vesting and settlement of restricted stock units (“RSUs”) pursuant to our 2015 Equity Incentive Plan, which we refer to herein as the “2015 Plan”. This prospectus covers 237,500 outstanding RSUs that are owned by the Selling Stockholders.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our common stock is quoted on the Nasdaq Global Market under the symbol “NYNY”. On April 1, 2019, the closing sale price of our common stock on the Nasdaq Global Market was $10.28 per share.

The RSUs included in this Supplement may be offered and resold directly by the Selling Stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time, or through underwriters or dealers. We will not control or determine the price at which a Selling Stockholder decides to sell its RSUs. Brokers or dealers effecting transactions in these RSUs should confirm that the RSUs are registered under applicable state law or that an exemption from registration is available.

You should carefully read and consider the risk factors under Item 1A beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2018 for risks relating to investment in the Company’s securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as set forth below and is provided for the primary purpose of updating the table of selling stockholders contained in the Prospectus.

SELLING STOCKHOLDERS

RSUs may be acquired by certain employees, officers, directors and consultants to the Company who may be deemed affiliates pursuant to the terms of the 2015 Plan. Executive officers, directors or others who are considered to be affiliates of the Company who acquire common stock under the 2015 Plan may be added to the list of selling security holders and their number of shares to be sold may be increased or decreased by the use of future prospectus supplements filed with the SEC. Each selling security holder will receive all of the net proceeds from any sale from time to time of his RSUs subject of this Supplement in conjunction with the Prospectus. The inclusion of the RSUs in the table below does not constitute a commitment to sell any such RSUs.

The information in the following table is as of April 2, 2019.

Name of Selling Stockholder (1)	Position	Number of Shares Beneficially Owned		Number of Shares Offered		Number of Shares Beneficially Owned After Offering		Percentage of Shares Beneficially Owned After Offering
Emanuel R. Pearlman	Executive Chairman of the Board	58,331	(2)	50,000	(2)(i)	58,331	(2)	*
Ryan Eller	President, Chief Executive Officer and Director	—	(3)	50,000	(3)(i)	—	(3)	—
Nancy Palumbo	Director	21,372	(4)	11,000	(4)(i)	21,372	(4)	*
Gregg Polle	Director	21,176	(5)	11,000	(5)(i)	21,176	(5)	*
Edmund Marinucci	Director	10,622	(6)	11,000	(6)(i)	10,622	(6)	*
Keith L. Horn	Director	9,250	(7)	11,000	(7)(i)	9,250	(7)	*
Gerard Ewe Keng Lim	Director	4,875	(8)	11,000	(8)(i)	4,875	(8)	*
Jamie Sanko	Chief Accounting Officer	—	(9)	30,000	(9)(i)	—	(9)	—
Nanette L. Horner	Executive Vice President, Chief Counsel and Chief Compliance Officer	8,734	(10)	22,500	(10)(i)	8,734	(10)	*
Kevin D. Kline	Chief Operating Officer and General Manager of Montreign Operating Company, LLC	—	(11)	30,000	(11)(i)	—	(11)	—

*	less than 1%

(1)

Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701.

(2)

Consists of 39,581 shares of common stock and 18,750 shares of restricted stock granted pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), which shall vest on March 16, 2020; however, the shares of restricted stock will vest immediately in the event (i) he is removed from the Board other than for Cause (as defined in the award), (ii) he is not re-nominated by Kien Huat Realty III Limited (“Kien Huat”) to stand for election to the Board, or (iii) upon a Change in Control (as defined in the award).

Does not reflect (i) 25,000 RSUs granted on June 5, 2017 pursuant to the 2015 Plan, which vest as follows: 8,333 shares of common stock vested on June 5, 2018, 8,333 shares vest on June 5, 2019 and 8,334 shares vest on June 5, 2020, with a final settlement to occur on June 5, 2020; however, there is immediate vesting in the event (a) of a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award), or (b) his employment with the Company as the Executive Chairman of the Company is terminated other than for Cause (as defined in the award); and (ii) 25,000 RSUs granted on March 13, 2018 pursuant to the 2015 Plan, which vest as follows: 8,333 shares vested on March 13, 2019, 8,333 shares vest on March 13, 2020 and 8,334 shares vest on March 13, 2021, with a final settlement to occur on March 13, 2021, however, there is immediate vesting in the event (a) of a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award), (b) his employment with the Company as the Executive Chairman of the Company is terminated other than for Cause (as defined in the award), (c) he is removed from the Board other than for Cause (as defined in the award), or (d) he is not re-nominated by Kien Huat to stand for election to the Board. In addition, does not reflect 50,000 RSUs granted on January 21, 2019 pursuant to the 2015 Plan, which vest as follows: 16,667 shares vest on January 21, 2020, 16,667 shares vest on January 21, 2021 and 16,666 shares vest on January 21, 2022, with a final settlement to occur on January 21, 22 (the “Pearlman RSUs”); however, there is immediate vesting in the event (a) his employment with the Company as the Executive Chairman of the Company is terminated other than for Cause (as defined in the award), or (b) upon a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award).

(2)(i)	Consists of the Pearlman RSUs.

(3)

Does not reflect (i) 20,000 RSUs granted on June 5, 2017 pursuant to the 2015 Plan, which vest as follows: 6,667 shares vested on June 5, 2018, 6,667 shares vest on June 5, 2019 and 6,666 shares vest on June 5, 2020, with a final settlement to occur on June 5, 2020; however, there is an immediate vesting in the event of a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award); and (ii) 20,000 RSUs granted on March 13, 2018 pursuant to the 2015 Plan, which vest as follows: 6,667 shares vested on March 13, 2019, 6,667 shares vest on March 13, 2020 and 6,666 shares vest on March 13, 2021, with a final settlement to occur on March 31, 2021; however there is immediate vesting in the event (a) of a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award), (b) his employment with the Company as a Chief Executive Officer of the Company is terminated other than for Cause (as defined in the award), (c) he is removed from the Board other than for Cause (as defined in the award), or (d) he is not re-nominated by Kien Huat to stand for election to the Board. In addition, does not reflect 50,000 RSUs granted on January 21, 2019, which vest as follows: 16,667 shares vest on January 21, 2020, 16,667 shares vest on January 21, 2021 and 16,666 shares vest on January 21, 2022, with a final settlement to occur on January 21, 2022 (the “Eller RSUs”); however, there is immediate vesting in the event (a) his employment with the Company as the President and Chief Executive Officer of the Company is terminated other than for Cause (as defined in the award), or (b) upon a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award).

(3)(i)	Consists of the Eller RSUs.

(4)	Consists of 21,372 shares of common stock. Does not reflect 11,000 RSUs granted on November 6, 2018 under the 2015 Plan, which vest on January 6, 2020 (the “Palumbo RSUs”).

(4)(i)	Consists of the Palumbo RSUs.

(5)	Consists of 21,176 shares of common stock. Does not reflect 11,000 RSUs granted on November 6, 2018 under the 2015 Plan, which vest on January 6, 2020 (the “Polle RSUs”).

(5)(i)	Consists of the Polle RSUs.

(6)	Consists of 10,622 shares of common stock. Does not reflect 11,000 RSUs granted on November 6, 2018 under the 2015 Plan, which vest on January 6, 2020 (the “Marinucci RSUs”).

(6)(i)	Consists of the Marinucci RSUs.

(7)	Consists of 9,250 shares of common stock. Does not reflect 11,000 RSUs granted on November 6, 2018 under the 2015 Plan, which vest on January 6, 2020 (the “Horn RSUs”).

(7)(i)	Consists of the Horn RSUs.

(8)	Consists of 4,875 shares of common stock. Does not reflect 11,000 RSUs granted on November 6, 2018 under the 2015 Plan, which vest on January 6, 2020 (the “Lim RSUs”).

(8)(i)	Consists of the Lim RSUs.

(9)

Does not reflect 10,000 RSUs granted on March 13, 2018 pursuant to the 2015 Plan, which vest as follows: 3,333 shares vested on March 13, 2019, 3,333 shares vest on March 13, 2020 and 3,334 shares vest on March 13, 2021, with a final settlement to occur on March 13, 2021; however, there is an immediate vesting in the event of a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award). In addition, does not reflect 30,000 RSUs granted on January 20, 2019 pursuant to the 2015 Plan, which vest as follows: 15,000 shares vested immediately on the date of the grant and 15,000 shares vest on March 20, 2020, with a final settlement to occur on March 20, 2020 (the “Sanko RSUs”); however, there is an immediate vesting in the event of a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award).

(9)(i)	Consists of the Sanko RSUs.

(10)

Consists of 8,734 shares of common stock. Does not reflect (i) 1,000 RSUs granted on May 1, 2017 pursuant to the 2015 Plan, which vest as follows: 333 shares vested on May 1, 2018, 333 shares vest May 1, 2019 and 334 shares vest on May 1, 2020, with a final settlement to occur on May 1, 2020; however, there is an immediate vesting in the event of a Change in Control (as defined in the award), subject to her continued employment or service to the Company at the time of the Change in Control (as defined in the award); and (ii) 6,600 RSUs granted on March 12, 2018 pursuant to the 2015 Plan, which vest as follows: 2,200 shares vested on March 12, 2019, 2,200 shares vest on March 12, 2020, and 2,200 shares vest on March 12, 2021, with a final settlement to occur on March 12, 2021; however, there is an immediate vesting in the event of a Change in Control (as defined in the award), subject to her continued employment or service to the Company at the time of the Change in Control (as defined in the award). In addition, does not reflect 22,500 RSUs granted on January 20, 2019 pursuant to the 2015 Plan, which vest as follows: 11,250 shares vested immediately on the date of grant and 11,250 shares vest on March 20, 2020, with a final settlement to occur on March 20, 2020 (the “Horner RSUs”); however, there is an immediate vesting in the event of a Change in Control (as defined in the award), subject to her continued employment or service to the Company at the time of the Change in Control (as defined in the award).

(10)(i)	Consists of the Horner RSUs.

(11)

Does not reflect 10,000 RSUs granted on March 12, 2018 pursuant to the 2015 Plan, which vest as follows: 3,333 shares vested on March 12, 2019, 3,333 shares vest on March 12, 2020 and 3,334 shares vest on March 12, 2021, with a final settlement to occur on March 21, 2021; however, there is an immediate vesting in the event of a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award). In addition, does not reflect 30,000 RSUs granted on January 20, 2019 pursuant to the 2015 Plan, which vest as follows: 15,000 shares vested immediately on the date of grant and 15,000 shares vest on March 20, 2020, with a final settlement to occur on March 20, 2020 (the “Kline RSUs”); however, there is an immediate vesting in the event of a Change in Control (as defined in the award), subject to his continued employment or service to the Company at the time of the Change in Control (as defined in the award).

(11)(i)	Consists of the Kline RSUs.

This Supplement is dated April 2, 2019